Exhibit 10.1
WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

Mr. Philip Tsz Fung Lo
Flat C, 30/F., Block 2, Hanley Villa
18 Yau Lai Road, Yau Kam Tau
Tsuen Wan, New Territories
Hong Kong

Dear Mr. Lo:

Wuhan General Group (China), Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer (“CFO”) with the Company pursuant to the following terms and conditions:

1.	Your employment shall commence on January 12, 2010;
2.
Your monthly salary shall be USD10,000.00 and all reasonable out-of-pocket expenses (including entertainment and travelling expenses) incurred, which shall be reimbursed after submitting receipts and obtaining proper approval;

3.	You will be entitled to 21 days of annual leave in respect of each period of 12 consecutive months’ service with the Company.

The Company also is pleased to inform you that you will be entitled to the benefits (including any discretionary management bonus to be determined) that the Company customarily makes available to employees in positions comparable to your position and it will be recommended to the Board of Directors (“the Board”) that you will be granted an option for the purchase of shares of the Company’s common stock from time to time at the sole discretion of the Board.

The Company requests that a departing employee refrain from using or disclosing the Company’s confidential information in any manner which might be detrimental to or conflict with the business interests of the Company or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how such knowledge and experience was gained, in any new field or position.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment by giving the Company three months’ prior notice with or without cause, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment or a breach of any covenant of good faith and fair dealing related to your employment shall be conclusively settled by final and binding court in the People’s Republic of China.

This letter contains the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to me.

Your starting date for commencement of employment will be January 12, 2010, unless otherwise mutually agreed in writing.

Very truly yours,	ACCEPTED:

/s/ Xu Jie	/s/ Philip Tsz Fung Lo
Mr. Xu Jie	Mr. Philip Tsz Fung Lo
Chief Executive Officer	HKID No. G245841(0)